*Confidential Treatment Requested

Exhibit 10.11

MARKETING, PROMOTION, DISTRIBUTION AND RELATED SERVICES AGREEMENT

This MARKETING, PROMOTION, DISTRIBUTION AND RELATED SERVICES AGREEMENT ("Agreement") dated as of April 15, 2002, is made by and between zipRealty, Inc., a California corporation having an office at 2000 Powell Street, Suite 1555, Emeryville, California 94608 ("zipRealty") and E-LOAN, Inc., a Delaware corporation ("E-LOAN") having an office at 5875 Arnold Road, Suite 100, Dublin, CA. 94568 ("E-LOAN") zipRealty and E-LOAN, collectively, are referred to herein, as the "Parties."

WHEREAS, zipRealty, is a licensed corporate real estate broker in the States of California, Washington, Arizona, Texas, Georgia, Virginia, Massachusetts, Maryland, Illinois, and the District of Columbia, and maintains a web site, located at http://www.zipRealty.com/ (the "zipRealty Website") through which zipRealty provides Real Estate Brokerage Services (as defined below) to consumers who visit the zipRealty Website; and

WHEREAS, zipRealty has developed the zipRealty Website through which zipRealty advertises and markets various products and services; and

WHEREAS, E-LOAN is an online lender that maintains an Internet website located at the URL "www.eloan.com" (the "E-LOAN Website"), through which E-LOAN offers to consumers who visit the E-LOAN Website, among other things, mortgage loans to one or more lenders, mortgage related services, and provides related mortgage information; and

WHEREAS the Parties wish to develop a program utilizing technological interconnectivities, joint trademark and trade name identification, Internet advertising and other means for the purpose of marketing E-LOAN's mortgage services to zipRealty's customers, as allowed under local, state, and federal law; and

WHEREAS, E-LOAN is licensed as a mortgage broker and/or mortgage banker, or is otherwise authorized to originate mortgage loans, in all states; and

WHEREAS the Parties wish to develop a program utilizing technological interconnectivities, joint trademark and trade name identification, Internet advertising and other means for the purpose of marketing E-LOAN to zipRealty's customers, as applicable and allowed under local, state, and federal law; and

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

DEFINITIONS

"Affiliate of" means an entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a Party.

"Applicable Law" means all applicable legal requirements, including, without limitation, all administrative, local, state, and federal laws and regulations, including, but not limited to, federal consumer protection laws such as the Truth in Lending Act, Real Estate Settlement Procedures Act ("RESPA"), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Credit and Charge Card Disclosure Act, Electronic Fund Transfer Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Home Equity Loan Consumer Protection Act, Identity Theft Assumption and Deterrence Act of 1998, the Gramm-Leach-Bliley Act, state laws and regulations; any valid order (including RESPA, and other state and federal regulatory orders), verdict, judgment, consent decree, or injunction; and other disclosures, notices, and forms, as required by administrative, local, state, and federal laws, rules, and regulations.

"Brokerage Services" For purposes of this Agreement, "Brokerage Services" means licensed real estate brokerage services rendered to, or on behalf of another person (the "Principal") that are intended to assist the Principal in a transaction for the purchase, sale, lease or exchange of real property on terms acceptable to the Principal, including but not limited to representing the Principal in offering to sell, purchase, lease or exchange real property, negotiating the terms and conditions of a transaction involving the conveyance of an interest in real estate, advertising the willingness of a Principal to enter into a transaction for the conveyance of an interest in real estate, listing real estate for sale, or lease, assisting or directing in procurement of prospects who may be willing to enter into a transaction for the purchase, sale, lease or exchange of real property or the referral of a Principal to another licensed broker to provide any or all of the services listed in this paragraph in exchange for compensation. Nothing in this definition shall commit or require zipRealty to perform all of the services listed in furtherance of the Agreement.

"Co-Branded Site" is a website developed by both Parties that contains the color scheme and branding of zipRealty with a reference to E-LOAN that can be found at http://www.eloan.com/ziprealty, is maintained, accessed and transmitted in a secure environment and in compliance with security specifications equal to those provided on the E-LOAN web site.

"Effective Date" means April 15, 2002.

"Launch Date" means April 15, 2002.

2. zipRealty Advertising and Marketing Services. Pursuant to the terms, conditions and provisions of this Agreement, zipRealty shall perform the following advertising, marketing and promotional services:

2.1 Program Links. zipRealty shall establish and maintain one or more technological interconnectives (each a "Program Link") on the zipRealty home page, and other web pages of the zipRealty Website in a location or locations at as mutually agreed to by both Parties, that will enable customers who are interested in utilizing the E-LOAN Services to be forwarded to the Co-Branded Site from the zipRealty Website.

2.2 Co-Branded Website. zipRealty and E-LOAN shall design, establish and maintain a Co-Branded Site containing mortgage calculators and related services, and loan application pages that enable visitors to the site to apply to E-LOAN for a mortgage loan. The Co-Branded Site shall contain both zipRealty and E-LOAN logos and marks, and navigation tabs through which visitors to the Co-Branded Site may link to the E-LOAN Website. The co-branded application pages shall be viewable only by applicants who visit the Co-Branded Site through a Program Link established under this Agreement. The Co-Branded Site shall be hosted and maintained by E-LOAN.

2.3 Advertising and Marketing. zipRealty shall, in consultation with E-LOAN, develop and execute an advertising and marketing program, which may include direct response programs, including without limitation e-mail and/or direct mail, to advertise and market E-LOAN's mortgage services to zipRealty's customers. The advertising and marketing services to be performed by zipRealty are described on the attached Exhibit A.

2.4 Reporting. zipRealty and E-LOAN shall have a mutual duty to report on a periodic basis the results of its marketing and advertising activities, as described in Exhibits A and B, respectively.

2.5 Exclusivity. In order to maximize the effect of the advertising and marketing services provided by zipRealty under this Agreement, zipRealty hereby grants to E-LOAN the right and privilege to be the exclusive, integrated provider of home mortgage content for the zipRealty Website, and shall not perform advertising and marketing services, during the term of this Agreement, for persons or websites that offer home mortgage content substantially similar to the content provided on the E-LOAN Website, excluding any co-branded websites that zipRealty may maintain with other entities for which zipRealty does not have unilateral control over website content. Nothing in this Agreement or any exhibit, attachment or addendum hereto, shall be deemed to limit or restrict zipRealty's ability to enter into any agreement with any other company for acquisition of customers or registrations, which agreement restricts zipRealty's ability to market E-LOAN's services to those customers or registrants.

3. E-LOAN Support Services.

3.1 Technical Assistance. E-LOAN shall provide zipRealty with technical assistance reasonably requested by zipRealty to allow zipRealty to incorporate mortgage-related evaluation tools within the zipRealty Website, allowing zipRealty customers to calculate, among other things, the dollar value of the mortgage for which they would likely qualify, the monthly payments that they can reasonably afford and their actual monthly payments.

3.2 Toll-Free Telephone Number. E-LOAN shall provide zipRealty with a toll-free telephone number dedicated exclusively for zipRealty customers and agents, and a loan team dedicated exclusively to assist zipRealty real estate brokerage customers with their home financing needs.

3.3 Contact Information. E-LOAN shall provide zipRealty with contact information for E-LOAN customers in zipRealty markets who are receiving loan pre-approvals from E-LOAN and who indicate that they are not working with a real estate agent, provided that the customers expressly agree to have their contact information released to zipRealty.

3.4 Additional E-LOAN Support Services. To support the advertising and marketing efforts of zipRealty, E-LOAN shall perform the support services described on the attached Exhibit B.

4. Compensation. As compensation for zipRealty's advertising, marketing, promotional, communication, website maintenance, clerical, and administrative services provided pursuant to this Agreement, E-LOAN shall pay zipRealty monthly marketing fees as set forth below. The monthly marketing fee is due and payable in advance, on or before the first (1st) day of such month. All such fees shall be made via wire transfer in accordance with instructions to be provided by zipRealty.

May 2002	$[ ** ]
June 2002	$[ ** ]
July 2002	$[ ** ]
August 2002	$[ ** ]
September 2002	$[ ** ]
October 2002	$[ ** ]
November 2002	$[ ** ]
December 2002	$[ ** ]
January 2003	$[ ** ]
February 2003	$[ ** ]
March 2003	$[ ** ]
April 2003	$[ ** ]
Total	$[ ** ]

4.1 Mutual Representations Concerning Compensation. The Parties warrant and represent that the amount of compensation paid to zipRealty for the performance of the advertising, marketing, promotional, communication, website maintenance, clerical and administrative services, and for any other goods, services, or facilities provided by zipRealty to E-LOAN, as contemplated by and described in this Agreement, both is fair and reasonably related to the value of such goods, facilities, and services without regard to the value or volume of mortgage business resulting therefrom.

4.2 Compensation Must Conform to Law. Compensation under this Agreement will be subject to change by mutual agreement of the parties, to the extent necessary to comply with any Applicable Law including, but not limited to the Real Estate Settlement Procedures Act (RESPA). If, in the reasonable discretion of either Party, the compensation arrangements fail to comply with any Applicable Law, or either Party is advised by counsel or a regulatory body with jurisdiction over its activities to terminate or modify the Agreement or compensation arrangements to achieve compliance, the other Party shall cooperate to the extent necessary to achieve compliance, including, but not limited to executing any appropriate amendments to the Agreement, or, if no modification can be agreed to that maintains the original spirit of the Agreement, opting to cancel the Agreement in its entirety.

4.3 Adjustments. If any regulatory authority with jurisdiction over the Parties determines that the compensation paid in consideration of the activities conducted hereunder violates or would violate any applicable Law or rule, the Parties agree that appropriate adjustments will be made to vitiate the effect of such violation.

5. Intentionally Omitted.

6. Covenants of the Parties.

6.1 Website Operation. Each Party shall operate and maintain its website, and use all commercially reasonable efforts to maintain the availability and accessibility of its website, on a 24-hour, seven days per week basis, excluding routine maintenance. Neither Party shall be held liable for website downtime due to technical problems relating to the Internet or experienced by website service providers, nor for website downtime resulting from any cause, provided that the Party whose website is down uses commercially reasonable and diligent efforts to restore website operation as quickly as possible.

6.2 Compliance with Law. Each Party shall perform all of its activities, obligations and responsibilities contemplated under this Agreement in compliance with all Applicable Laws.

6.3 Cooperation. Each Party shall cooperate and work in good faith with one another to create and establish the Program Links, the Co-Branded Site, and implement the business arrangement described in this Agreement as promptly as possible.

6.4 Audit. Each Party has the right to audit, upon reasonable written notice of not less than fifteen (15) days to the other Party (at the requesting Party's expense), during normal business hours and at the other Party's principal office, such other Party's records and procedures relating to applications pertaining to the Program (unless prohibited from doing so in accordance with Applicable Law or confidentiality agreements with third Parties). Such other Party shall reasonably cooperate with the requesting Party during any such audit. In no event shall either Party have the right to audit the other Party more than once in a twelve (12) month period, nor shall either Party have the right to conduct a audit of the other Party more than twelve (12) months after the termination of this Agreement or any extension thereto.

6.5 Public Announcements. zipRealty and E-LOAN each agree to consult with each other prior to any press releases or public announcement to news organizations relating to this Agreement and/or the business relationship created herein and will mutually approve the timing, content and method of dissemination of any such announcements. Neither Party shall issue a press release or make a public announcement directly or indirectly mentioning the other Party, without the other Party's prior written consent, such consent not to be unreasonable withheld.

7. Representations and Warranties of the Parties. As of the date of this Agreement, and throughout the Term, each Party hereby represents and warrants to the other Party, the following:

7.1 Due Organization and Good Standing. Each Party is a corporation, duly organized, validly existing, and is qualified and authorized to transact business in, and is in good standing under the laws of, the jurisdiction of its organization and each jurisdiction in which it performs or will perform its obligations under this Agreement, or is otherwise doing business or is otherwise exempt under applicable Law from such qualification.

7.2 Authority and Capacity. Each Party represents that the person executing this Agreement has the power, authority and capacity to execute, deliver, and perform its obligations under this Agreement, and has been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement enforceable in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

7.3 Consent; Litigation. No consent or approval of any other Party or any court or governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. There is no pending claim, cause of action, governmental action or litigation that, if determined adversely, would affect the Representing Party's ability to perform its obligations hereunder. This Agreement will not result in a default under any other agreement to which the Parties are bound.

7.4 Regulatory Authorization. The Parties represent that, throughout the term of this Agreement each Party will remain, duly licensed, authorized and certified in good standing by all applicable governmental regulatory authorities to conduct and operate its business as it is now conducted and to perform its duties and obligations contemplated under this Agreement and pursuant to all Applicable Laws.

7.5 Ownership of Trademarks. Each Party owns or has received permission to use its trademarks and service marks, free and clear of all liens, encumbrances, and claims of any kind. Each Party's use of its trademarks and service marks is lawful, and does not infringe or violate the intellectual property rights of any person.

8. Trademark Licenses.

8.1 Grant by zipRealty. zipRealty hereby grants to E-LOAN a limited, non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the logos, trademarks, service marks of zipRealty (the "zipRealty Marks") solely as permitted hereunder. Any use of the zipRealty Marks by E-LOAN must comply with any reasonable usage guidelines communicated by zipRealty to E-LOAN from time to time. Nothing contained in this Agreement will give E-LOAN any right, title or interest in or to the zipRealty Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. E-LOAN acknowledges and agrees that, as between zipRealty and E-LOAN, zipRealty is the sole owner of all rights in and to the zipRealty Marks.

8.2 Grant by E-LOAN. E-LOAN hereby grants to zipRealty a limited, non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the logos, trademarks, service marks of E-LOAN (the "E-LOAN Marks") solely as permitted hereunder. Any use of the E-LOAN Marks by zipRealty must comply with any reasonable usage guidelines communicated by E-LOAN to zipRealty from time to time. Nothing contained in this Agreement will give zipRealty any right, title or interest in or to the E-LOAN Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. zipRealty acknowledges and agrees that, as between E-LOAN and zipRealty, E-LOAN is the sole owner of all rights in and to the E-LOAN Marks.

9. Customer Privacy and Confidentiality of Information.

9.1 Confidential Information. Each Party and their respective affiliates, directors, officers, employees, authorized representatives, agents and advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) shall keep confidential all information concerning the other party's proprietary business procedures, products, services, operations, marketing materials, fees, policies or plans and all Nonpublic Personal Information of the other party that is received or obtained during the negotiation or performance of the Agreement, whether such information is oral or written, and whether or not labeled as confidential by such party (collectively "Confidential Information"). "Nonpublic Personal Information" shall include all personally identifiable financial information and any list, description or other grouping of consumers, and publicly available information pertaining to them, that is derived using any personally identifiable financial information that is not publicly available, and shall further include all "nonpublic personal information" as defined by federal regulations implementing the Gramm-Leach-Bliley Act, as amended from time to time. "Personally identifiable financial information" means any information a consumer provides to a party in order to obtain a financial product or service, any information a party otherwise obtains about a consumer in connection with providing a financial product or service to that consumer, and any information about a consumer resulting from any transaction involving a financial product or service between a party and a consumer. Personally identifiable information may include, without limitation, a consumer's first and last name, physical address, zip code, email address, phone number, social security number, birth date, and any other information that itself identifies or when tied to the above information, may identify a consumer.

9.2 Use of Confidential Information. For as long as Confidential Information is in possession of a Party, such Party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the use, duplication or disclosure of Confidential Information, other than, by or to its employees or agents who are directly involved in negotiating or performing this Agreement and who are apprised of their obligations under this Section and directed by the receiving Party to treat such information confidentially, or except as required by law or by a supervising regulatory agency of a receiving Party (with information as to the amount of, and manner of calculating the Purchase Price redacted where permitted). Neither Party shall disclose, share, rent, sell or transfer to any third Party any Confidential Information of the other Party. The Parties shall use Confidential Information only as necessary to perform this Agreement.

9.3 Privacy Policies. Each Party's Privacy Notices and Privacy Policies are consistent with the Federal Trade Commission's procedures, rules and regulations, as applicable and as amended from time to time, and comply with acceptable trade practices.

9.4 Return of Information; Indemnity. Upon the termination or expiration of this Agreement, or upon the request of the disclosing Party, the other Party shall promptly return all Confidential Information received in connection with this Agreement, and shall promptly destroy such materials containing such information (and any copies, extracts, and summaries thereof), to the extent permitted by law, and shall further provide the other Party with written confirmation of such return or destruction upon request. In the event a Party discovers that Confidential Information has been used in an unauthorized manner or disclosed in violation of this Section, the Party discovering the unauthorized use or disclosure shall immediately notify the other Party of such event, and the Party who allowed the Confidential Information to be used in an unauthorized manner or disclosed in violation of this Section shall indemnify and hold the other Party harmless from all claims, damage, liability, costs and expenses (including court costs and reasonable attorneys' fees) arising or resulting from the unauthorized use or disclosure. In addition, the non-disclosing Party shall be entitled to all other remedies available at law or equity, including injunctive relief.

10. Term and Termination.

10.1 Term; Termination Without Cause. The term of this Agreement shall commence on the Effective Date of this Agreement and continue until April 30, 2003 (the "Term"); provided, however, that either Party may terminate this Agreement at any time during the Term, for convenience and without cause, upon thirty (30) days prior written notice to the other Party. In addition, this Agreement may be terminated as follows:

10.2 Material Breach. By either Party for a material breach of this Agreement so long as the non-breaching Party seeking to terminate this Agreement has provided written notice to the other Party describing such material breach and the actions that must be taken to cure such breach, and the breaching Party fails to cure such material breach to the reasonable satisfaction of the non-breaching Party within twenty (20) days after receipt of such notice, provided, however, that if the nature of the breach is such that it is not susceptible to cure, the breaching Party shall not have any right to cure and this Agreement shall terminate immediately; or

10.3 Insolvency. By either Party immediately, and the Parties shall have no further obligations under this Agreement other than the payment of compensation already earned, if either Party: (i) becomes insolvent; (ii) makes an assignment for the benefit of creditors; (iii) ceases to do business as a going concern; or (vi) a petition is filed by or against such Party under any bankruptcy or insolvency laws and such petition is not dismissed within thirty (30) days after filing.

10.4 Fraud. By either Party immediately, if the other Party is found to have engaged in fraud, unfair dealing, or in violation of any Applicable Law.

10.5 Discontinuance of Operations or Website. By either Party, at its option, upon fifteen (15) days written notice, in the event that either Party discontinues its website or ceases to provide substantially the same services as provided for herein.

10.6 Post-Termination Rights. In the event of termination or expiration of this Agreement, the Compensation due under Section 4 of this Agreement shall be pro-rated as of the effective date of termination or expiration, and E-LOAN shall continue to process, in due course, any mortgage loan applications submitted by consumers who visit the Co-Branded Site and apply for a mortgage loan prior to termination or expiration of this Agreement.

11. Indemnification.

11.1 Mutual Indemnity. Each Party (in such capacity, referred to as "Indemnitor") shall indemnify and hold the other Party and its respective shareholders, directors, officers, employees, representatives, agents, servants, successors, and assigns (collectively "Indemnitee") harmless from and shall reimburse Indemnitee for any losses, damages, deficiencies, claims, causes of action or expenses of any nature (including reasonable attorneys' fees and expenses) incurred by Indemnitee arising out of or resulting from any breach of any warranty, representation covenant or obligation of Indemnitor under this Agreement.

11.2 Indemnification Procedures. After either Party obtains knowledge of any claim, action, suit or proceeding (collectively a "Claim") for which it believes is entitled to indemnification under this Agreement, it shall promptly notify the other Party of such Claim in writing within ten (10) days after such knowledge. Each Party shall cooperate with the other in every reasonable manner (at the Indemnitor's sole expense) to facilitate the defense of any Claim subject to indemnification hereunder. Indemnitee's failure to promptly notify Indemnitor of a Claim shall not relieve the Indemnitor from any liability under this Section to the extent that Indemnitor is not materially adversely affected by such delay. With respect to each such notice, the Indemnitor shall, at the Indemnitee's option, immediately take all action necessary to minimize any risk or loss to the Indemnitee, including retaining counsel satisfactory to the Indemnitee and take such other actions as are necessary to defend the Indemnitee or to discharge the indemnity obligations under this Section. If the Indemnitor does not timely and adequately conduct such defense, the Indemnitee may, at its option and at Indemnitor's expense, conduct such defense, contest, litigate or settle the Claim using counsel of its own choice without prejudice to its right of indemnification under this Section. The Indemnitor shall pay on demand any liability incurred by the Indemnitee under this Section. The Indemnitor shall not settle any claim in which the Indemnitee is named without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor.

12. Miscellaneous.

12.1 Relationship. The relationship between zipRealty and E-LOAN shall be that of independent contractors and neither Party shall be or represent itself to be an agent, employee, or joint venture of the other, nor shall either Party have or represent itself to have any power or authority to act for, bind or commit the other.

12.2 Survival. The provision of Sections 6.4, 7, 9, 11 and 12 shall survive termination of this Agreement.

12.3 Waiver of Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR OTHER SPECIAL DAMAGES RELATED IN ANY WAY TO THE PARTIES' OBLIGATIONS UNDER THIS AGREEMENT.

12.4 No Waiver of Defaults. Any waiver of breach or default pursuant to this Agreement will not be a waiver of any other subsequent default. Failure or delay by either Party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition.

12.5 Severability. To the extent that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement will remain in full force and effect and such invalid or unenforceable provision will be deleted.

12.6 Assignment. Neither Party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement without the other Party's prior written consent, and any attempt to do so without that consent will be void.

12.7 Notices. All notices required or permitted under this Agreement must be in writing and shall be deemed effectively given: (i) upon delivery, when delivered personally against receipt therefor; (ii) upon delivery when sent by certified mail, postage prepaid and return receipt requested; (iii) upon transmission, when transmitted by telecopier, facsimile, telex or other electronic transmission method including E-mail, provided that receipt is confirmed and notice is sent by certified mail, postage prepaid and return receipt requested; or (iv) upon delivery, when sent by Federal Express or other nationally recognized overnight delivery service. Any such notice shall be sent to the Party to whom notice is intended to be given at its address as shown below:

If to zipRealty:

zipRealty, Inc.
2000 Powell Street, Suite 1555
Emeryville, CA 94608
Attention: Gary Beasley
Facsimile Number: 510.735.2850
E-mail Address: garyb@ziprealty.com

with a copy to Martin Plack, Esq., Facsimile Number (510) 735-2852, E-mail Address: martin@ziprealty.com.

If to E-LOAN:

E-LOAN, Inc
5875 Arnold Road
Dublin, CA 94568
Attention: Matthew Murray
Facsimile Number: 925.556.2914
E-mail Address: matthewm@eloan.com

with a copy to Edward A. Giedgowd, General Counsel, Facsimile Number (925) 803-3503, E-mail Address: edg@eloan.com

12.8 Amendment. No alteration, waiver, cancellation, or any other change or modification in any term or condition of this Agreement will be valid or binding on either Party unless made in writing and signed by duly authorized representatives of both Parties.

12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its conflicts of law provisions. Both Parties agree to submit to exclusive jurisdiction in California, and further agree that any cause of action arising under this Agreement may be brought in a court in Contra Costa County, County, California.

12.10 Entire Agreement. The terms and conditions herein contained, including all Exhibits hereto, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any previous and contemporaneous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof. There are no other agreements, understandings, representations, or promises between the Parties with respect to the subject matter of this Agreement.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument.

zipRealty, Inc.

By: _____________________________

Name: __________________________________

Title: __________________________________

Date:__________________________________

E-LOAN, Inc.

By: _______________________________

Name: __________________________________

Title: __________________________________

Date: ____________________________________

*Confidential Treatment Requested

EXHIBIT A

zipRealty Advertising and Marketing Services

  zipRealty either has or will place or add the following features, E-LOAN logos or links, as applicable, on the zipRealty Website as part of zipRealty's July platform/website releases 6.9 (July 10, 2002) , 6.91 (scheduled for July 21, 2002) or later versions, as indicated below.

      A link to the zipRealty Mortgage Center titled "Get Pre-Approved" at the top of every zipRealty home search results page. This link shall be included in release 6.91.

      A link on the zipRealty Buy a Home Tab/My zipRealty page adding "Secure Financing" to the Process Diagram. The first step of the process will be changed to "Search for Homes/Get Pre-Approved" to highlight the importance of pre-approval early in the process. This link shall be included in release 6.91.

      Add a pop-up screen or other feature to prompt potential buyers submitting on-line offers to get "Pre-Approved" prior to submitting the offer in order to give the offer more weight. Additionally, serve-up a pop-up or other feature to customers when they schedule their first visit. This feature shall be included in version 6.91.

      Add a text link to the zipRealty Mortgage Center from the zipRealty Buy a Home Tab for New Construction with the following, or similar, language . "Finance your dream home - visit the zipRealty Mortgage Center to see how much home you can afford". This link shall be included in version 6.91.

      Add the following zipTips to the zipRealty Resource Center: Finance Your Home; Getting Pre-Approved; Learning Your Credit Score; and Affordability Calculator. Each of these links will link a customer to the appropriate pages on the zipRealty Mortgage Center. Also adapt existing zipTips to reference Loans and Mortgages, where appropriate, and link to the zipRealty Mortgage Center. Portions of these modifications shall be completed in version 6.9.1 and the balance shall be completed in future releases..

      Add a to the zipRealty Mortgage Center from all loan calculators which prompts the user to "Get pre-approved". This link shall be included in version 6.9.1.

      Add text links to the zipRealty Mortgage Center from the zipRealty Sell My House Tab and the Sell My House Tab Landing Page with the following, or similar, language "Getting ready to buy a new house? Visit the zipRealty Mortgage Center to find out how much you can afford and get Pre-Approved" . These links shall be included in a future release.

      Add E-LOAN, and its logo, to the list of service providers for all pages where all service providers are mentioned.

      Add a text link to the zipRealty Mortgage Center from the pre-login "Buy a Home page" "Mortgage Pre-approval -- Let zipRealty and our partner, E-LOAN, help you find the right mortgage."

      Add a text link to the zipRealty Mortgage Center from the Resource Center with the following language: "Mortgages -- Work with zipRealty and our partner, E-LOAN, to get pre-approved and find the mortgage that's right for you."

      Add a "Mortgage Center provided by E-LOAN" button and text links containing the following, or similar language, to the zipRealty Home Page: "Find the right mortgage", "Get pre-approved" and "Today's interest rates".

  zipRealty shall develop and implement an e-mail marketing program that promotes the zipRealty Mortgage Center. zipRealty to provide E-LOAN with the exact number of valid, active email addresses currently available in the zipRealty database, broken out by customer segment, excluding those customers who have either opted-out of receiving this type of email, or were acquired through a third party company with whom zipRealty has an agreement at the time the customer was acquired which prohibits this type of marketing. All e-mails in the marketing program shall be sent by zipRealty in order to protect the privacy of its customers and shall be conducted in accordance with zipRealty's Privacy Policy and Applicable Law. zipRealty shall send e-mails promoting the zipRealty Mortgage Center to all of zipRealty's existing and future customers, excluding those customers who have either opted-out of receiving this type of email, or were acquired through a third party company with whom zipRealty has an agreement at the time the customer was acquired which prohibits this type of marketing.

This e-mail marketing program will include:

[ ** ]

Schedule A-1

TLC e-mails

[ ** ]

Schedule A-2

[ ** ]

*Confidential Treatment Requested

EXHIBIT B

E-LOAN Support Services

  E-LOAN shall provide zipRealty with weekly reports from April 15, 2002, onward, containing the following information, including the associated zip codes for each data point to maximize usefulness of the information:

    Total hits to the Co-Branded Site (no zip codes required);

    Total number of loan applications submitted;

    Total number of loan applications approved/denied;

    Total number of locked loans;

    Total number of funded loans; and

    With respect to applicants who expressly consent to the sharing of such information, the number of applications from applicants identified as clients of a specific zipRealty agent, and the identity of the agent;

      identity of the applicant's zipRealty agent; and

      specific property's zip code.

  E-LOAN shall make a presentation at all zipRealty New Agent training programs. All E-LOAN presentations must be provided by E-LOAN to zipRealty at least one week in advance of presentation for approval and incorporation by zipRealty into the overall training program. Also one week in advance, E-LOAN shall confirm who will be representing E-LOAN at the following training session. E-LOAN representatives must arrive on time, and be dressed in appropriate, professional, business attire (no jeans, tee shirts, etc.). As a point of information, zipRealty presenters typically wear a coat and tie (or the equivalent for women) to portray a professional image to the new agents.

  E-LOAN to cooperate with zipRealty in providing Affiliated Business Relationship Disclosures ("ABA Disclosure"), as required by Applicable Law.

  In addition to other disclosures deemed necessary by the Parties, E-LOAN shall post and maintain throughout the Term of this Agreement, the following language on the Co-Branded Site: "zipRealty is not in the business of originating home loans, nor licensed to originate home loans. E-Loan is licensed or otherwise authorized to originate loans in all states. zipRealty, Inc. has an affiliated business arrangement with E-LOAN" with a text link to the ABA Disclosure.

  With respect to applicants who expressly consent to the sharing of such information, and to the extent permitted by Applicable Law, E-LOAN shall share with such applicant's zipRealty agent the progress of such applicant's loan application, and shall send an e-mail to the applicable zipRealty agent and to Des Stone at zipRealty, or such other person designed by zipRealty, on a daily basis, detailing status changes for all such applicants (new pre-approvals, as well as prior pre-approvals that have been subsequently denied, along with the reason for such denial), the amount of each pre-approval and the zipRealty agent, if any, associated with the applicant. E-LOAN shall add language and content to the Mortgage Center to provide that the foregoing application information will be shared with zipRealty and zipRealty agents, if the applicant applies to E-LOAN for a loan through the Mortgage Center.

*Confidential Treatment Requested